Exhibit 99.2

Unaudited Pro Forma Condensed Combined

Statements of Operations

Year Ended December 31, 2009

(Dollars in thousands - except per-share amounts)

	Historical
	Clearwater Paper	Cellu Tissue	Pro Forma Adjustments	Notes	Condensed Combined Pro Forma

Net sales	$1,250,069	$511,281			$1,761,350
Costs and expenses:
Cost of sales	1,052,151	432,220	$2,042	{A}{B}	1,486,413
Selling, general and administrative expenses	71,125	26,885	1,678	{C}	99,688

	1,123,276	459,105	3,720		1,586,101

Alternative fuel mixture tax credits	170,647	—	—		170,647

Earnings before interest, debt retirement costs and income taxes	297,440	52,176	(3,720)		345,896

Interest income (expense), net	(15,505)	(39,594)	12,387	{D}	(42,712)
Other expense	(6,250)	(1,274)			(7,524)

Earnings before income taxes	275,685	11,308	8,667		295,660
Income tax provision	(93,221)	(7,545)	(3,380)	{E}	(104,146)

Net earnings	$182,464	$3,763	$5,287		$191,514

Net earnings per share
Basic	$16.06	$0.21			$16.86
Diluted	15.50	0.21			16.27

Weighted average common shares outstanding
Basic	11,360	17,684			11,360
Diluted	11,770	17,714			11,770

Unaudited Pro Forma Condensed Combined

Statements of Operations

Nine Months Ended September 30, 2010

(Dollars in thousands - except per-share amounts)

	Historical
	Clearwater Paper	Cellu Tissue	Pro Forma Adjustments	Notes	Condensed Combined Pro Forma

Net sales	$1,027,408	$393,145			$1,420,553
Costs and expenses:
Cost of sales	891,921	355,833	$594	{A}{B}	1,248,348
Selling, general and administrative expenses	59,124	20,910	2,311	{C}	82,345

	951,045	376,743	2,905		1,330,693

Earnings before interest, debt retirement costs and income taxes	76,363	16,402	(2,905)		89,860

Interest expense, net	(12,236)	(27,562)	7,215	{D}	(32,584)
Other expense	—	(783)			(783)

Earnings (loss) before income taxes	64,127	(11,943)	4,310		56,494
Income tax provision (benefit)	(28,113)	3,500	(1,681)	{E}	(26,294)

Net earnings (loss)	$36,014	$(8,443)	$2,629		$30,200

Net earnings per share
Basic	$3.14	$(0.42)			$2.63
Diluted	3.05	(0.42)			2.56

Weighted average common shares outstanding
Basic	11,472	20,177			11,472
Diluted	11,808	20,177			11,808

Clearwater Paper Corporation

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The following unaudited pro forma condensed combined financial information combines Clearwater Paper’s historical financial information and the historical consolidated financial statements of Cellu Tissue.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 give effect to the acquisition and related financing transactions as if they had occurred on the first day of each period.

The Clearwater Paper historical results included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 were derived from audited financial statements as filed on Form 10-K by Clearwater Paper with the Securities and Exchange Commission (“SEC”).

As Cellu Tissue’s fiscal year ended on February 28, 2010, and was within 93 days of Clearwater Paper’s December 31, 2009 year end, Clearwater Paper has combined Cellu Tissue’s historical fiscal year with Clearwater Paper’s calendar year-end financial information to present the unaudited pro forma condensed combined financial statements. The historical results included in the unaudited pro forma condensed combined statement of operations for Cellu Tissue for the year ended December 31, 2009 were derived from the audited financial statements of Cellu Tissue for the year ended February 28, 2010, as filed on Form 10-K by Cellu Tissue with the SEC. The historical results included in the unaudited pro forma condensed combined statement of operations for Cellu Tissue for the nine months ended September 30, 2010 were prepared by combining the six month period ended August 26, 2010 unaudited financial statements as filed on Form 10-Q and the three month period ended February 28, 2010.

The pro forma adjustments, which are based upon information available at the time of the filing of this amendment to Current Report on Form 8-K and upon certain assumptions that Clearwater Paper believes are reasonable, are described in Note 3 below.

The unaudited pro forma condensed combined financial statements do not purport to represent what the combined companies’ results of operations actually would have been if the acquisition and related financing transactions occurred on the dates indicated, nor do they purport to represent or project Clearwater Paper’s results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and related notes and with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Clearwater Paper’s annual reports on Form 10-K for the years ended December 31, 2009 and December 31, 2010, Cellu Tissue’s annual report on Form 10-K for the fiscal year ended February 28, 2010, Clearwater Paper’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2010 and Cellu Tissue’s quarterly report on Form 10-Q for the quarterly period ended August 26, 2010.

Note 2: Description of Transaction

On December 27, 2010, Clearwater Paper completed its acquisition of Cellu Tissue. Clearwater Paper paid $12 per share in cash for Cellu Tissue’s outstanding common stock and funded the acquisition using a combination of existing cash on hand and $375 million of debt financing.

Cellu Tissue was acquired for total consideration of $247.0 million, as follows:

•	$242.2 million cash payment for 100% of the issued and outstanding common stock of Cellu Tissue, which represents $12 per share.

•	$4.8 million cash payment to the holders of Cellu Tissue stock options and restricted stock, which represents $12 per share less each option’s exercise price.

We have allocated the purchase price to the net assets of Cellu Tissue acquired in the acquisition based on our estimates of the fair value of assets and liabilities acquired as follows (in thousands):

Current assets	$128,079
Property, plant and equipment	276,499
Goodwill	229,533
Intangibles	56,400
Other assets	1,500

Assets acquired	692,011

Current liabilities	97,071
Long-term debt, less current portion	287,002
Deferred income taxes	60,221
Other liabilities	732

Liabilities assumed	445,026

Net assets acquired	$246,985

Long-term debt includes the fair value of Cellu Tissue’s senior subordinated notes as of December 27, 2010, which were tendered for and cancelled concurrently with the acquisition. We also repaid Cellu Tissue’s line of credit of $32.5 million.

In connection with the acquisition, Clearwater Paper recorded integration related severance costs of $6.1 million. Such amounts were reflected by Clearwater Paper in its post-acquisition results of operations. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the combined results.

Note 3: Pro Forma Adjustments

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 give effect to the following pro forma adjustments:

(A)	Reflects the adjustment needed to conform Cellu Tissue capitalization policies to Clearwater Paper policies.

(B)	Reflects the change to Cellu Tissue depreciation expense resulting from an adjustment to record the depreciable basis of property and equipment at fair value as a result of the acquisition.

(C)	Reflects additional amortization expense associated with intangible assets identified as a result of the acquisition.

(D)	Reflects the adjustment to interest expense resulting from the redemption of Cellu Tissue’s senior secured notes and credit facility and the issuance of $375 million principal amount of new Clearwater senior notes.

(E)	Reflects the income tax effect on the pro forma adjustments.